Exhibit 10.29.1

Amendment to
Executive Employment Letter

This Amendment (“Amendment”) to that certain Executive Employment Agreement, dated as of June 1, 2002, by and between ICO Satellite Services G.P. and David Bagley (“Agreement”) is made as of the 30th day of December, 2008 (“Effective Date”) by and between ICO Satellite Services G.P., (“ICO”), and David Bagley (“Executive”), ICO and Executive each a “Party” and collectively, the “Parties”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.0	Exhibit A. Exhibit A attached hereto, is incorporated into the Agreement.

2.0	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.0	Continuing Effect. With the exception of this Amendment, the remaining provisions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

ICO Satellite Services G.P.		David Bagley
By: ICO Services Limited, a partner By: ICO North America, Inc., its parent

/s/ J. Timothy Bryan		/s/ David Bagley
By:	J. Timothy Bryan	By:	David Bagley
Title:	Chief Executive Officer

Exhibit A

1.	Article IV – Termination of Employment is amended to add Section 4.3:

4.3           The severance amount payable under Section 4.1 in connection with an involuntary termination by ICO without Cause, if any, shall be paid in equal installments on the same date that ICO makes its normal payroll payments in accordance with ICO’s payroll practices in effect on the date Executive separates from service, except to the extent the six-month delay in payment requirement of Section 409A applies.  The continuation of benefits for the thirty (30) day period shall consist of the following ICO provided benefits in the amount determined immediately prior to Executive’s separation from service: medical and dental.

2.	Article VII – Section 409A; Deferred Compensation is hereby added to the Agreement:

ARTICLE VII – SECTION 409A; DEFFERRED COMPENSATION

7.1           Delay in Payment.  Notwithstanding anything in the Agreement to the contrary, if Executive is deemed by ICO at the time of Executive’s “separation from service” with ICO to be a “specified employee,” any non-exempt deferred compensation which would otherwise be payable hereunder shall not be paid until the date which is the first business day following the six-month period after Executive’s separation from service (or if earlier, Executive’s death).  Such delay in payment shall only be effected with respect to each separate payment of non-exempt deferred compensation to the extent required to avoid adverse tax treatment to Executive under Section 409A.  Any payments or benefits not subject to such delay shall be paid pursuant to the time and form of payment specified above.  Any compensation which would have otherwise been paid during the delay period shall be paid to Executive (or his beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

7.2           Key Definitions.  For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to such terms pursuant to Section 409A.

7.3           Interpretation.  The parties intend that all payments or benefits payable under the Agreement will not be subject to the additional tax imposed by Section 409A of the Code, and the provisions of the Agreement shall be construed and administered consistent with such intent.  To the extent such potential payments could become subject to Section 409A of the Code, ICO and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that ICO shall not be required to provide any additional compensation or benefits.